Exhibit 99

CONTACTS:
	Investors:	REGIS CORPORATION:
Paul D. Finkelstein — President, CEO
Randy L. Pearce — Executive Vice President, CFO
Kyle P. Didier — Vice President, Finance
For Immediate Release		(952) 947-7000
	Media:	BERNS COMMUNICATIONS GROUP:
Melissa Jaffin/Michael McMullan (212) 994-4660

REGIS REPORTS SEPTEMBER CONSOLIDATED REVENUES GREW 14 PERCENT
TO A RECORD $143 MILLION

-First Quarter Earnings to Exceed Company Guidance-
-September Consolidated Same-Store Sales Increased 1.3 Percent-

     MINNEAPOLIS, MN, October 7, 2003 — Regis Corporation (NYSE:RGS), the global leader in the $135 billion hair care industry, today reported that consolidated revenues increased 14 percent in September 2003 to a record $143 million, compared to $125 million a year ago. The Company’s consolidated same-store sales for September 2003 increased 1.3 percent.

     Paul D. Finkelstein, President and Chief Executive Officer commented, “Historically, September is a slower revenue month for us. Nevertheless, we achieved double-digit revenue growth for the 18th consecutive month. With same-store sales exceeding our expectations for the quarter, we expect earnings to beat the upper end of our guidance of $0.50 to $0.52 per diluted share.”

     Same-store sales were as follows:

	Monthly

	Current Year			Prior Year

	Service	Retail	Total	Service	Retail	Total

Regis Salons	-3.1%	1.9%	- 2.2%	0.5%	2.8%	0.9%
MasterCuts	-0.7	-7.0	-2.2	1.8	-0.5	1.3
Trade Secret	1.9	10.3	9.3	1.3	6.4	5.8
Strip Center Salons	-2.0	5.2	-1.1	0.9	5.5	1.5
SmartStyle	6.2	9.1	7.2	12.4	13.6	12.9

Domestic Same-Store Sales	-1.0%	6.2%	1.1%	2.3%	6.0%	3.4%

International Same-Store Sales	-2.3%	31.3%	4.3%	5.3%	22.1%	8.1%

Consolidated Same-Store Sales	-1.1%	7.5%	1.3%	2.6%	6.7%	3.6%

     International same-store sales for the month represent the 4-week period ended September 20, 2003 versus the 4-week period ended September 21, 2002.

	Quarterly

	Current Year			Prior Year

	Service	Retail	Total	Service	Retail	Total

Regis Salons	-0.9%	-1.0%	-1.0%	-2.1%	-2.4%	-2.1%
MasterCuts	0.1	-7.1	-1.7	1.5	-2.4	0.5
Trade Secret	1.6	12.0	10.7	1.7	1.6	1.6
Strip Center Salons	-0.8	6.5	0.1	-0.2	0.2	-0.1
SmartStyle	8.0	10.4	8.9	10.9	11.2	11.0

Domestic Same-Store Sales	0.5%	6.7%	2.4%	0.7%	1.7%	1.0%

International Same-Store Sales	-1.2%	32.3%	5.3%	4.2%	18.7%	6.6%

Consolidated Same-Store Sales	0.4%	7.9%	2.6%	1.0%	2.4%	1.4%

     International same-store sales for the quarter represent the 12-week period ended September 20, 2003 versus the 12-week period ended September 21, 2002.

     Consolidated revenues for the first quarter ended September 30, 2003, increased 15 percent to $460 million compared to $399 million a year ago.

Second Quarter 2004 Outlook

The following points pertain to the fiscal second quarter ending December 31, 2003:

•	Earnings per diluted share are expected to increase to a range of $0.54 to $0.56, compared to $0.52 for the same period a year ago.

•	Consolidated revenue is forecasted to grow 11 to 12 percent to a range of $460 to $465 million, compared to $415 million for the year ago period. Consolidated same-store sales are projected to increase 1.0 to 1.5 percent.

     For our current Financial Outlook, we refer investors to the Investor Information section of our corporate website at www.regiscorp.com.

     The Company will release its first quarter results on Tuesday, October 28, 2003, before the market opens. The Company will release its October revenue results, including same-store sales, on November 7, 2003, before the market opens.

     Regis Corporation, a Fortune 1000 company, is the largest owner, operator and franchisor of hair and retail product salons in the world. The Company operates and franchises approximately 9,700 salons utilizing key brands such as; Supercuts, Jean Louis David, Vidal Sassoon, Regis Salons, MasterCuts, Trade Secret, SmartStyle and Cost Cutters. These salons are located in the United States, Canada, France, Italy, United Kingdom, Spain, Germany, Belgium, Switzerland, Poland, and Puerto Rico.

     Headquartered in Minneapolis, Minnesota, Regis Corporation has 49,000 employees worldwide. The Company’s common stock is traded on the NYSE under the symbol RGS. For more information about the Company, visit our website at www.regiscorp.com.

     This press release contains “forward-looking statements” within the meaning of the federal securities laws, including statements concerning anticipated future events and expectations that are not historical facts. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward—looking statements in this document reflect management’s best judgment at the time they are made, but all such statements are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those expressed in or implied by the statements herein. Such forward-looking statements are often identified herein by use of words including, but not limited to, “may,” “believe,” “project,” “forecast,” “expect,” “estimate,” “anticipate,” and “plan.” In addition, the following factors could affect the Company’s actual results and cause such results to differ materially from those expressed in forward-looking statements. These factors include competition within the personal hair care industry, which remains strong, both domestically and internationally, and price sensitivity; changes in economic condition; changes in consumer tastes and fashion trends; labor and benefit costs; legal claims; risk inherent to international development (including currency fluctuations); the continued ability of the Company and its franchisees to obtain suitable locations and financing for new salon development; governmental initiatives such as minimum wage rates, taxes and possible franchise legislation; the ability of the Company to successfully identify and acquire salons that support its growth objectives; or other factors not listed above. The ability of the Company to meet its expected revenue growth is dependent on salon acquisitions, new salon construction and same-store sales increases, all of which are affected by many of the aforementioned risks. Additional information concerning potential factors that could affect future financial results is set forth the Company’s Annual Report on Form 10-K for the year ended June 30, 2003 and included in Form S-3 Registration Statement filed with the Securities and Exchange Commission on January 31, 2003.

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